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John Hancock Financial Services                                John Hancock logo

U.S. Wealth Management

601 Congress Street
Boston, MA 02210-2805
(617)663-3000
Fax: (617)663-2197


June 29, 2007


John Hancock Institutional Series Trust
601 Congress Street
Boston, MA 02210

RE:   John Hancock Institutional Series Trust (the "Trust")
        John Hancock Independence Diversified Core Equity Fund II (the "Fund") File Nos. 33-86102; 811-8852 (0000932683)
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Ladies and Gentlemen:

In connection with the filing of Post Effective Amendment No. 24 under the Securities Act of 1933, as amended, and Amendment No. 25 under the Investment Company Act of 1940, as amended, for John Hancock Institutional Series Trust it is the opinion of the undersigned that the Trust's shares when sold will be legally issued, fully paid and nonassessable.

In connection with this opinion it should be noted that the Trust is an entity of the type generally known as a "Massachusetts business trust." The Trust has been duly organized and is validly existing under the laws of the Commonwealth of Massachusetts. Under Massachusetts law, shareholders of a Massachusetts business trust may be held personally liable for the obligations of the Trust. However, the Trust's Declaration of Trust disclaims shareholder liability for obligations of the Trust and indemnifies the shareholders of a Fund, with this indemnification to be paid solely out of the assets of that Fund. Therefore, the shareholder's risk is limited to circumstances in which the assets of a Fund are insufficient to meet the obligations asserted against that Fund's assets.


                                     Sincerely,


                                     /s/Alfred P. Ouellette
                                     ----------------------
                                     Alfred P. Ouellette
                                     AVP, Senior Counsel and
                                     Assistant Secretary